ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION

           THIS ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION, (hereinafter the "Agreement") is made and entered into this 9th day of May, 1996 by and between Rako
      Corporation, an Idaho corporation (hereinafter "Rako"), Spencer Entertainment, Inc., a Nevada corporation (hereinafter "Spencer"), and the shareholders of Spencer (hereinafter "Shareholders").

                                  RECITALS

           WHEREAS, Rako desires to acquire all of the issued and outstanding shares of Spencer common stock in exchange for 6,300,000 shares of authorized but previously unissued Rako common stock, par value $.001 per share (post-split and adjusted as per Section 1.4 below), and pursuant to the terms, conditions and other consideration set forth herein;

           WHEREAS, the Shareholders of Spencer desire to exchange their shares of Spencer common stock for shares of Rako common stock in the respective amounts set forth herein; and

           WHEREAS, the parties hereto desire to reorganize the management and operations of Rako, to change its corporate name, and to change its principal place of business.

           NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

                                 ARTICLE I

                     ACQUISITION AND EXCHANGE OF SHARES

      SECTION 1.1 Acquisition and Plan of Reorganization. Rako and Spencer have executed a certain Letter of Intent dated April 4, 1996 concerning the transactions contemplated by this Agreement. The parties hereto agree that this Agreement and the terms and conditions contained herein shall supplant and take precedence over said Letter of Intent. The parties hereby agree that Rako shall acquire 100% of the issued and outstanding shares of Spencer common stock, without regard to outstanding stock options, in exchange for six million, three hundred thousand (6,300,000) shares of authorized but previously unissued Rako common stock, par value $.001 per share, post-split and adjusted as per the terms of Section 1.4 below. It is also agreed to by the parties hereto that by acquiring the shares of Spencer common stock, Rako will acquire all rights, title and interest to certain identified assets and property presently owned by Spencer and its subsidiaries and specifically described and set forth in Exhibit 1.1, annexed hereto and by this reference made a part hereof, by virtue of such shareholdings. Said assets and property may be subject to certain interests, liens and/or encumbrances which are further described in
      Exhibit 1.1. The parties hereto hereby further agree that (i) at the Closing, as hereinafter defined, Spencer shall be a wholly-owned subsidiary of Rako subject to the conditions and provisions of Section 1.5 hereof;
      (ii) as promptly as practicable after the effectiveness of the Closing, Rako's corporate name shall be changed to Spencer Entertainment, Inc.; (iii) as promptly as practicable after the Closing, the necessary steps shall be taken in order to reflect the relocation of Rako's principal place of business to Beverly Hills, California; and (iv) following the Closing the combined entity shall become engaged in the current business of Spencer.

      SECTION 1.2  Issuance of Shares.

           (a) Upon the Closing of this Agreement, Rako shall cause to be issued and delivered to the Shareholders of Spencer, as set forth in Exhibit
           1.2 annexed hereto and by this reference made a part hereof, or their designees, stock certificates representing an aggregate of 6,300,000 shares (the "Rako Shares") of Rako common stock in exchange for all the Shareholders' shares of Spencer common stock.

           (b) The Rako Shares to be issued hereunder shall be authorized but previously unissued shares of Rako common stock, and shall be issued to those persons and in the respective amounts set forth in
           Exhibit 1.2.

           (c) All Rako Shares to be issued hereunder are deemed "restricted securities" as defined by Rule 144 of the Securities Act of 1933, as amended (the "1933 Act"), and the recipients shall represent that they are acquiring the Rako Shares for investment purposes only and without the intent to make a further distribution of the Rako Shares.
           All Rako Shares to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the 1933 Act, under Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder. Certificates representing the Rako Shares to be issued hereunder shall bear the following legend:

                The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold or otherwise transferred except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

      SECTION 1.3 Closing. The closing of this Agreement and the transactions contemplated hereby (the "Closing") shall take place on the 9th day of May 1996 (the "Closing Date"), at a time and place to be mutually agreed upon by the parties hereto, and shall be subject to the provisions of Article X of this Agreement. At the Closing:

           (a) Spencer and Shareholders shall deliver to Rako stock certificates representing 100% of the issued and outstanding shares of Spencer common stock, duly endorsed, so as to make Rako the sole holder thereof, free and clear of all claims and encumbrances;

           (b)  Rako shall deliver to those persons listed in
           Exhibit 1.2 stock certificates representing an aggregate of 6,300,000 shares of Rako common stock and which certificates shall bear a standard restrictive legend in the form customarily used with restricted securities and as set forth in
           Section 1.2(c) above;

           (c) Rako shall deliver an Officer's Certificate as described in Sections 9.1, 9.2 and 9.4 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth herein by Rako are true and correct as of, or have been fully performed and complied with by, the Closing Date; and

           (d) Spencer shall deliver an Officer's Certificate as described in Sections 8.1, 8.2 and 8.4 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth herein by Spencer and Shareholders are true and correct as of, or have been fully performed and complied with by, the Closing Date;

      SECTION 1.4 Rako Special Meeting of Shareholders. In anticipation of this Agreement and prior to the Closing Date, Rako shall have taken all necessary and requisite corporate action to call for a Special Meeting of Shareholders to be held on May 9, 1996, or the earliest practical date, in order to approve and transact the following business:

           (a) To ratify the proposal to amend the Articles of Incorporation to change the authorized capitalization of the Company to 50,000,000 shares of non-assessable shares of common stock, par value
           $.001 per share;

           (b) To ratify the proposal to effect a one (1) share for three (3) shares reverse stock split of Rako's currently issued and outstanding shares of common stock;

           (c) To ratify this Agreement and all transactions contemplated hereby;

           (d) To elect a new Board of Directors to consist of the following nominees: Charles Gay, Jeffrey P.
           Kranzdorf, Lionel Schaen, Robert Sidell and Robert
           Siner;

           (e) To amend the Articles of Incorporation to change the corporate name to Spencer Entertainment, Inc., or any other name deemed suitable by the shareholders;

           (f) To ratify the proposal to amend the Articles of Incorporation to change the stated corporate purpose to a general purpose; and

           (g)  The proposal to amend the Articles of
           Incorporation to deny pre-emptive rights to the shareholders and to extinguish any preemptive rights that may presently exist.

      SECTION 1.5 Consummation of Transaction. If at the Closing, no condition exists which would permit any of the parties to terminate this Agreement, or a condition then exists and the party entitled to terminate because of that condition elects not to do so, then the transactions herein contemplated shall be consummated upon such date, and then and thereupon, Rako shall file any additional necessary documents that may be required by the State of Idaho, the State of California, or any other governmental authority or agency required in order to effectuate the transactions contemplated hereby.

                                 ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF RAKO

       Rako hereby represents, warrants and agrees that:

      SECTION 2.1 Organization of Rako. Rako is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho, is duly qualified and in good standing as a foreign corporation in every jurisdiction in which such qualification is necessary, and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged. There are no corporations or other entities with respect to which (i)
       Rako owns any of the outstanding stock or other interest, or (ii) Rako may be deemed to be in control because of factors or relationships other that the quantity of stock or other interest owned. Rako has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of Rako, enforceable against Rako in accordance with its respective terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

      SECTION 2.2 Capitalization of Rako. The authorized capital stock of Rako consists of 100,000,000 shares of common stock, par value $.005 per share, of which 1,537,564 shares are presently issued and outstanding. Following the one share for three shares reverse stock split to be effected in connection with the transactions contemplated hereby, there will be approximately 512,522 shares issued and outstanding, without taking into consideration the rounding up of fractional shares. All shares of Rako common stock currently issued and outstanding have been duly authorized and validly issued, are fully paid and non-assessable, and have been issued in compliance with applicable federal and state laws or pursuant to appropriate exemptions therefrom. There are no options, warrants, rights, calls, commitments or agreements of any character obligating Rako to issue any shares of its capital stock or any security representing the right to purchase or otherwise receive any such stock. Shares of Rako common stock to be issued pursuant to this Agreement, when so issued, will be duly authorized, validly issued, fully paid and non-assessable.

      SECTION 2.3  Charter Documents. Complete and correct
      copies of the Articles of Incorporation and By-Laws of Rako and all amendments thereto, have been or will be delivered to Spencer prior to the Closing.

      SECTION 2.4  Corporate Documents.  The Rako
      shareholders' list and corporate minute books are complete and accurate as of the date hereof and the corporate minute books contain the recorded minutes of all corporate meetings of shareholders and directors.

      SECTION 2.5 Financial Statements. Rako's financial statements for the fiscal years ended December 31, 1995 and 1994, a copy of which is annexed hereto as Exhibit
      2.5 and by this reference made a part hereof, are true and complete in all material respects, having been prepared in accordance with generally accepted accounting principles applied on a consistent basis for the periods covered by such statements, and fairly present, in accordance with generally accepted accounting principles, the financial condition of Rako, and results of its operations for the periods covered thereby. Except as otherwise disclosed to Spencer in writing and as set forth herein, there has been no material adverse change in the business operations, assets, properties, prospects or condition (financial or otherwise) of Rako taken as a whole from that reflected in the financial statements referred to in this Section 2.5.

      SECTION 2.6  Absence of Certain Changes or Events.
      Since the date of the Rako financial report attached hereto as Exhibit 2.5 and except as disclosed otherwise herein, Rako has not (i) issued or sold any promissory note, stock, bond, option or other corporate security of which it was an issuer or other obligor, (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, direct of indirect, (iii) incurred or suffered to be incurred any liability or obligation whatsoever, (iv) caused or permitted any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, (v) declared or made any dividend, payment or distribution to stock holders or purchased or redeemed or agreed to purchase or redeem any shares of its capital stock, (vi) reclassified its shares of capital stock, or (vii) entered into any agreement or transaction except in connection with the execution and performance of this Agreement.

      SECTION 2.7 Assets and Liabilities. Rako does not have any material assets and, as of the date hereof, Rako does not have any material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, whether due or to become due, that are not fully reflected in the Rako financial statements or otherwise disclosed.

      SECTION 2.8 Tax Returns and Payments. Rako has filed with the appropriate governmental authority tax returns, whether based upon income, sales or franchise, as required by law to be filed on or before the date of this Agreement. Rako has paid all taxes to be due on said returns, any assessments made against Rako and all other taxes, fees and similar charges imposed on Rako by any governmental authority. No tax liens have been filed and no claims are being assessed and no returns are under audit with respect to any such taxes, fees or other similar charges.

      SECTION 2.9 Contracts. Rako is not a party to or bound by any contract or commitment, including guaranty whether written or oral, except as otherwise disclosed in Exhibit 2.9.

      SECTION 2.10 Required Authorizations. There have been or will be timely filed, given, obtained or taken, all applications, notices, consents, approvals, orders, registrations, qualifications waivers or other actions of any kind required by virtue of execution and delivery of this Agreement by Rako or the consummation by it of the transactions contemplated hereby. The Rako Board of Directors has approved this Agreement and prior to the Closing, the shareholders of Rako shall have ratified this Agreement and the transactions contemplated hereunder. Immediately following the Closing, the appropriate corporate filings shall be made with the State of Idaho.

      SECTION 2.11 Compliance with Law and Government Regulations. Rako is in compliance with and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business. Rako is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

      SECTION 2.12 Litigation. There is no litigation, arbitration, proceeding or investigation pending or threatened to which Rako is a party or which may result in any material change in the business or condition, financial or otherwise, of Rako or in any of its properties or assets, or which might result in any liability on the part of Rako, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to the best knowledge of Rako, there is no basis for any such litigation, arbitration, proceeding or investigation.

      SECTION 2.13 Trade Names and Rights. Rako does not use any trade mark, service mark, trade name, or copyright in its business, nor does it own any trade marks, trade mark registrations or application, trade name, service marks, copyrights, copyright registrations or application. No person owns any trade mark, trade mark registration or application, service mark, trade name, copyright, or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of Rako's business.

      SECTION 2.14 Governmental Consent. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of Rako is required in connection with the execution and delivery of this Agreement or the carrying out of any transactions contemplated hereby with the exception of the necessary corporate filings with the State of Idaho relating to the amendment of the Articles of Incorporation and the proposed exchange of shares.

      SECTION 2.15 Authority. Rako's Board of Directors has approved execution of this Agreement and its shareholders will, prior to the Closing, ratify this Agreement and the transactions contemplated hereby and will duly authorize the execution and delivery hereof. Rako has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby, and all corporate action necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken.
      The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Rako with the provisions hereof will not
      (a) conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Rako under, any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Rako, or any note, bond, mortgage, indenture, license, lease, agreement or any instrument or obligation to which Rako is a party or by which it is bound; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Rako or any of its properties or assets.

      SECTION 2.16  Full Disclosure.  None of the
      representations and warranties made by Rako herein, or in any exhibit, certificate or memorandum furnished or to be furnished by Rako, on its behalf pursuant hereto, contains or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

                          ARTICLE III

                        COVENANTS OF RAKO

      SECTION 3.1 Conduct Prior to the Closing. Between the date hereof and the Closing:

           (a)  Rako will not enter into any material
           agreement, contract or commitment, whether written or oral, or engage in any transaction, without the prior written consent of Spencer;

           (b)  Rako will not declare any dividends or
           distributions with respect to its capital stock or amend its Articles of Incorporation or By-Laws, without the prior written consent of Spencer;

           (c) Rako will not authorize, issue, sell, purchase or redeem any shares of its capital stock or any options or other rights to acquire its capital stock, without the prior written consent of Spencer;

           (d) Rako will comply with all requirements which federal or state law may impose on it with respect to this Agreement and the transactions contemplated hereby, and will promptly cooperate with and furnish written information to Spencer in connection with any such requirements imposed upon the parties hereto in connection therewith;

           (e) Rako will not incur any indebtedness for money borrowed, or issue or sell any debt securities, incur or suffer to be incurred any liability or obligation of any nature whatsoever, or cause or permit any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, acquire or dispose of fixed assets, change employment terms or hire any additional employees, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount or enter into any other transaction other than in the regular course of business, except to comply with the terms of this Agreement, without the prior written consent of Spencer;

           (f) Rako shall grant to Spencer and its counsel, accountants and other representatives, full access during normal business hours during the period prior to the Closing to all its respective properties, books, contracts, commitments and records and, during such period, furnish promptly to Spencer and such representatives all information relating to Rako as Spencer may reasonably request, and shall extend to Spencer the opportunity to meet with Rako's accountants and attorneys to discuss the financial condition of Rako; and

           (g) Except for the transactions contemplated by this Agreement, Rako will conduct its business in the normal course, and shall not sell, pledge or assign any of its assets without the prior written consent of Spencer.

      SECTION 3.2  Affirmative Covenants.  Prior to Closing,
      Rako will do the following:

           (a)   Use its best efforts to accomplish all
           actions necessary to consummate this Agreement, including satisfaction of all the conditions contained in this Agreement;

           (b) Promptly notify Spencer in writing of any material adverse change in the financial condition, business, operations or key personnel of Rako, any threatened material litigation or investigation, any breach of its representations or warranties contained herein, and any material contract, agreement, license or other agreement which, if in effect on the date of this Agreement, should have been included in this Agreement or in an exhibit annexed hereto and made a part hereof;

           (c) Obtain approval of this Agreement from its shareholders;

           (d)  Accept the resignations of the current
           directors of Rako and cause to be nominated immediately a new Board of Directors consisting of the following nominees: Charles Gay, Jeffrey P.
           Kranzdorf, Lionel Schaen, Robert Sidell and Robert
           Siner;

           (e) Reserve, and promptly after the Closing, issue and deliver to Shareholders or their designees the number of shares of Rako common stock required hereunder;

           (f) Take the necessary corporate action to amend its Articles of Incorporation to change its name to Spencer Entertainment, Inc. or any other name deemed suitable and approved by the shareholders; and

           (g) Take all other necessary corporate actions to accomplish those items set forth in Section 1.4 hereof.

                                 ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF SPENCER AND SHAREHOLDERS


           Spencer and Shareholders hereby represent, warrant and agree that:

      SECTION 4.1 Organization of Spencer. Spencer is a corporation duly organized, validly existing and in good standing under the laws of Nevada and is duly qualified and in good standing in every jurisdiction in which such qualification is necessary. There are no corporations or other entities with respect to which (i) Spencer owns any of the outstanding stock or other interest, or
      (ii) Spencer may be deemed to be in control because of factors or relationships other than the percentage of outstanding stock or other interest owned in such entity, except as otherwise disclosed in Exhibit 4.1 annexed hereto and by this reference made a part hereof, which Exhibit describes all of Spencer's subsidiaries. Spencer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

      SECTION 4.2 Charter Documents. Complete and correct copies of the Articles of Incorporation and By-Laws of Spencer and all amendments thereto, have been or will be delivered to Rako prior to the Closing.

      SECTION 4.3 Financial Statements / Assets and Liabilities. Spencer's financial statements for the period ended August 30, 1995 and unaudited statements for the six month period ended February 29, 1996, copies of which are annexed hereto as Exhibit 4.3 and by this reference made a part hereof, are true and complete in all material respects, having been prepared in accordance with generally accepted accounting principles applied on a consistent basis for the periods covered by such statements, and fairly present the financial condition of Spencer and results of its operations for the periods covered thereby. Spencer has good and marketable title to all of its assets and property to be delivered to Rako hereunder (by way of Shareholders tendering their outstanding shares of common stock to
      Rako), free and clear of any and all liens, claims and encumbrances, except as may be otherwise set forth herein and in its financial statements or as otherwise set forth in Exhibit 1.1.

      SECTION 4.4 Tax Returns and Payments. All of Spencer's tax returns (federal, state, city, county or foreign) which are required by law to be filed on or before the date of this Agreement, have been duly filed or extended with the appropriate governmental authority. Spencer has paid or accrued all taxes to be due on said returns, any assessments made against Spencer and all other taxes, fees and similar charges imposed on Spencer by any governmental authority (other than those, the amount or validity of which is being contested in good faith by appropriate proceedings). No tax liens have been filed and no claims are being assessed with respect to any such taxes, fees or other similar charges.

      SECTION 4.5 Required Authorizations. There have been or will be timely filed, given, obtained or taken, all applications, notices, consents, approvals, orders, registrations, qualifications waivers or other actions of any kind required by virtue of execution and delivery of this Agreement by Spencer or the consummation by it of the transactions contemplated hereby.

      SECTION 4.6  Compliance with Law and Government
      Regulations. Spencer is in compliance with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards affecting its properties and operations, imposed by the State of Nevada, the State of California, the United States of
      America or any state to which Spencer is subject.

      SECTION 4.7 Litigation. With the exception of any disclosure set forth in an exhibit attached hereto, there is no material litigation, arbitration, proceeding or investigation pending or threatened to which Spencer is a party or which may result in any material change in the business or condition, financial or otherwise, of Spencer or in any of its properties or assets, or which if determined against Spencer would have a material adverse effect against Spencer, or which might result in any liability on the part of Spencer, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to the best knowledge of Spencer, there is no basis for any such litigation, arbitration, proceeding or investigation except as otherwise set forth herein.

      SECTION 4.8  Patents, Trademarks, Rights and Technology.
       Exhibit 4.8 annexed hereto and by this reference made a part hereof, contains a complete list of all patents, trademarks, service marks, trademark and service mark registrations, applications and licenses with respect to the foregoing owned or held by Spencer. Spencer has no knowledge of any facts and nothing has come to its attention that would lead it to believe that it has infringed or misappropriated or is infringing upon any trademark, copyright, patent or other similar right of any person. No claim relating thereto is pending or to the knowledge of Spencer is threatened. Spencer further represents and warrants that its present technology, systems and products are commercially viable and fully operational as previously represented and demonstrated to Rako.

      SECTION 4.9 Governmental Consent. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of Spencer is required in connection with the execution and delivery of this Agreement or the carrying out of any transactions contemplated hereby.

      SECTION 4.10 Authority. Spencer and its Shareholders representing no less than one hundred percent (100%) of the issued and outstanding shares of Spencer common stock of record, have approved this Agreement and duly authorized the execution and delivery hereof. Spencer has full power, authority and legal right to enter into this Agreement on behalf of Spencer and its Shareholders and to consummate the transactions contemplated hereby, and all corporate action necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Spencer with the provisions hereof will not (a) conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Spencer under, any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Spencer, or any note, bond, mortgage, indenture, license, agreement or any instrument or obligation to which Spencer is party or by which it is bound; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Spencer or any of its properties or assets. Execution of this Agreement represents and acknowledges that the Spencer Board of Directors and its Shareholders have ratified this Agreement and agreed to proceeds as per the terms stated herein.

      SECTION 4.11 Ownership of Shares. Shareholders representing 100% of the Spencer common stock currently issued and outstanding and which stock is to be transferred to Rako under this Agreement, have full power and authority to transfer such shares of Spencer common stock to Rako hereunder, and such shares are free and clear of any liens, charges, mortgages, pledges or encumbrances and such shares are not subject to any valid claims as to the ownership thereof, or any rights, powers or interest therein, by any third party.

      SECTION 4.12 Investment Purpose . Spencer and Shareholders represent that the recipients of the Rako Shares hereunder are acquiring the shares for investment purposes only and acknowledges that the Rako Shares issued hereunder are "restricted securities" and may not be sold, traded or otherwise transferred without registration under the 1933 Act or exemption therefrom.

      SECTION 4.13  Full Disclosure.  None of the
      representations and warranties made by Spencer and Shareholders herein, or in any exhibit, certificate or memorandum furnished or to be furnished by Rako, on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading.

                                 ARTICLE V

                            COVENANTS OF SPENCER

      SECTION 5.1 Conduct Prior to the Closing. Between the date hereof and the Closing:

           (a) Except within the regular course of business, Spencer and its subsidiaries will not enter into any material agreement, contract or commitment, whether written or oral, or engage in any transaction outside the normal scope of its business, without the prior written consent of Rako;

           (b) Spencer and its subsidiaries will not declare any dividends or distributions with respect to its common stock or amend its Articles of Incorporation or By-Laws, without the prior written consent of Rako;

           (c) Except within the regular course of business and for the unsecured note detailed in Exhibit 5.1, attached hereto and by this reference made a part hereof, Spencer and its subsidiaries will not incur any indebtedness for money borrowed or issue any debt securities, or incur or suffer to be incurred any liability or obligation of any nature whatsoever, or cause or permit any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, without the prior written consent of Rako;

           (d) Spencer will comply with all requirements which federal or state law may impose on it with respect to this Agreement and the transactions contemplated hereby, and will promptly cooperate with and furnish information to Rako in connection with any such requirements imposed upon the parties hereto in connection therewith; and

           (e) Spencer shall grant to Rako and its counsel, accountants and other representatives, full access during normal business hours during the period prior to the Closing to all its respective properties, books, contracts, commitments and records and, during such period, furnish promptly to Rako and such representatives all information relating to Spencer as Rako may reasonably request, and shall extend to Rako the opportunity to meet with Spencer's accountants and attorneys to discuss the financial condition of Spencer.

      SECTION 5.2  Affirmative Covenants.  Prior to Closing,
      Spencer will do the following:

           (a) Use its best efforts to accomplish all actions necessary to consummate this Agreement, including satisfaction of all the conditions contained in this Agreement;

           (b)  Promptly notify Rako in writing of any
           materially adverse change in the financial condition, business, operations or key personnel of Spencer, any breach of its representations or warranties contained herein, and any material contract, agreement, license or other agreement which, if in effect on the date of this Agreement, should have been included in this Agreement.

                                 ARTICLE VI

                           ADDITIONAL AGREEMENTS

      SECTION 6.1 Expenses. Whether or not the transactions contemplated in this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense or as otherwise agreed to herein. Certain expenses related to this Agreement shall be paid as provided by Section 6.3 below.

      SECTION 6.2 Brokers and Finders. Each of the parties hereto represents, as to itself, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

      SECTION 6.3 Necessary Actions. Subject to the terms and conditions herein provided, each of the parties hereto agree to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Rako or Spencer, as the case may be, shall take all such necessary action.

      SECTION 6.4  Indemnification.

           (a) Spencer and Shareholders agree to defend and hold Rako harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that Rako shall incur or suffer, which arise out of, result from or relate to any material breach of, or failure by Spencer and/or Shareholders to perform any of its representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by Spencer and Shareholders under this Agreement.

           (b) Rako agrees to defend and hold Spencer and Shareholders harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that Spencer and/or Shareholders shall incur or suffer, which arise out of, result from or relate to any material breach of, or failure by Rako to perform any of its representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by Rako under this Agreement.

      SECTION 6.5 Confidentiality. All parties hereto agree to keep confidential this Agreement and all information and documents relating to this Agreement until such time as the Agreement and the transactions contemplated hereunder are made public by means of an appropriate press release or by any other means reasonably assured to make such information publicly available. It is the intent of the parties hereto that as soon as practical following the execution of this Agreement, Rako and Spencer shall cause to be prepared and distributed in the appropriate manner a press release publicly announcing the execution of the Agreement.

                                ARTICLE VII

                  CONDITIONS TO OBLIGATIONS OF THE PARTIES

           All obligations of Rako under this Agreement are subject to the fulfillment and satisfaction by Spencer and Shareholders prior to or at the time of Closing, of each of the following conditions:

      SECTION 7.1 Legal Action. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of this Agreement or any of the transactions contemplated by this Agreement shall have been issued and remain in effect.

      SECTION 7.2 Absence of Termination. The obligations to consummate the transactions contemplated hereby shall not have been canceled pursuant to Article X hereof.

      SECTION 7.3 Required Approvals. Rako and Spencer shall have received all such approvals, consents, authorizations or modifications as may be required to permit the performance by Rako and Spencer of the respective obligations under this Agreement, and the consummation of the transactions herein contemplated, whether from governmental authorities or other persons, and Rako and Spencer shall each have received any and all permits and approvals from any regulatory authority having jurisdiction required for the lawful consummation of this Agreement.

      SECTION 7.4 Blue Sky Compliance. There shall have been obtained any and all permits, approvals and consents of the Securities or "Blue Sky" Commissions of any jurisdictions, and of any other governmental body or agency, which counsel for Rako may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement may be in compliance with all applicable laws.

                                ARTICLE VIII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF RAKO

           All obligations of Rako under this Agreement are subject to the fulfillment and satisfaction by Spencer and Shareholders prior to or at the time of the Closing, of each of the following conditions, any one or more of which may be waived by Rako.

      SECTION 8.1 Representations and Warranties True at the Closing. All representations and warranties of Spencer and Shareholders contained in this Agreement will be true and correct at and as of the time of the Closing, and Spencer and Shareholders shall have delivered to Rako certificates, dated the date of the Closing, to such effect and in the form and substance satisfactory to Rako, and signed, in the case of Spencer, by its president and secretary.

      SECTION 8.2 Performance. The obligations of Spencer and Shareholders to be performed on or before the Closing pursuant to the terms of this Agreement shall have been duly performed at such time, and Spencer and Shareholders shall have delivered to Rako a certificate, dated the date of the Closing, to such effect and in form and substance satisfactory to Rako.

      SECTION 8.3 Authority. All action required to be taken by, or on the part of Spencer and its Shareholders to authorize the execution, delivery and performance of this Agreement by Spencer and Shareholders and the consummation of the transactions contemplated hereby, shall have been duly and validly taken.

      SECTION 8.4  Absence of Certain Changes or Events.
      There shall not have occurred, since the date hereof, any adverse change in the business, condition, (financial or otherwise), assets or liabilities of Spencer or any event or condition of any character adversely affecting Spencer, and it shall have delivered to Rako, certificates, dated the date of the Closing, to such effect and in form and substance satisfactory to Rako and signed, in the case of Spencer, by its president and secretary.

      SECTION 8.5 Acceptance by Spencer Shareholders. The holders of record as of the Closing of an aggregate of not less than one hundred percent (100%) of the issued and outstanding shares of common stock of Spencer have agreed to exchange their shares for the Rako Shares specified herein.

                                 ARTICLE IX

               CONDITIONS PRECEDENT TO OBLIGATIONS OF SPENCER

       All obligations of Spencer and Shareholders under this Agreement are subject to the fulfillment and satisfaction by Rako, prior to or at the time of Closing, of each of the following conditions, any one or more of which may be waived by Spencer and Shareholders.

      SECTION 9.1 Representations and Warranties True at the Closing. All representations and warranties of Rako contained in this Agreement will be true and correct at and as of the time of the Closing, and Rako shall have delivered to Spencer a certificate, dated the date of the Closing, to such effect and in the form and substance satisfactory to Spencer and Shareholders, and signed, in the case of Rako, by its president and secretary.

      SECTION 9.2 Performance. Each of the obligations of Rako to be performed on or before the Closing pursuant to the terms of this Agreement shall have been duly performed at the time of the Closing, and Rako shall have delivered to Spencer a certificate, dated the date of the Closing, to such effect and in form and substance satisfactory to Spencer and Shareholders, and signed, in the case of Rako, by its president and secretary.

      SECTION 9.3 Authority. All action required to be taken by, or on the part of Rako, to authorize the execution, delivery and performance of this Agreement by Rako, and the consummation of the transactions contemplated hereby shall be duly and validly taken.

      SECTION 9.4  Absence of Certain Changes or Events.
      There shall not have occurred, since the date hereof, any adverse change in the business, condition, (financial or otherwise), assets or liabilities of Rako or any event or condition of any character adversely affecting Rako and it shall have delivered to Spencer, certificates, dated the date of the Closing, to such effect and in form and substance satisfactory to Spencer and Shareholders and signed, in the case of Rako, by its president and secretary.

      SECTION 9.5 Action by Rako Shareholders. Prior to the Closing of this Agreement, the shareholders of Rako shall have ratified this Agreement and the transactions contemplated hereunder, and shall have approved the amendments to the Rako Articles of Incorporation and elected new directors as set forth in Section 1.4 above.
       The current directors and officers of Rako shall have
      submitted their resignations as directors and officers
      of Rako effective on the Closing of this Agreement or at such other time as mutually agreed to by Rako and Spencer.

                                 ARTICLE X

                                TERMINATION

      SECTION 10.1  Termination.  Notwithstanding anything
      herein or elsewhere to the contrary, this Agreement may be terminated:

           (a) By mutual agreement of all the parties hereto at any time;

           (b) By the board of directors of Rako at any time prior to the Closing if:

                (i) a condition to performance by Rako under this Agreement or a covenant of Spencer and/or Shareholders contained herein shall not be fulfilled on or before the time of the Closing or at such other time and date specified for the fulfillment for such covenant or condition; or

                (ii) a material default or breach of this Agreement shall be made by Spencer, Shareholders, or any individual Shareholder.

           (c) By the board of directors of Spencer at any time prior to the Closing if:

                (i)  a condition to Spencer's and
                Shareholders' performance under this Agreement or a covenant of Rako contained in this Agreement shall not be fulfilled on or before the Closing or at such other time and date specified for the fulfillment of such covenant or conditions; or

                (ii) a material default or breach of this Agreement shall be made by Rako.

      SECTION 10.2 Effect of Termination. If this Agreement is terminated, this Agreement, except as to Section 11.1 and Section 11.2, shall no longer be of any force or effect and there shall be no liability on the part of any party or its respective directors, officers or stockholders; provided however, that in the case of a Termination without cause by a party or a termination pursuant to Sections 10.1(b)(i) or 10.1(c)(i) hereof because of a prior material default under or a material breach of this Agreement by another party, the damages which the aggrieved party or parties may recover from the defaulting party or parties shall in no event exceed the amount of out-of-pocket costs and expenses incurred by such aggravated party or parties in connection with this Agreement, and no party to this Agreement shall be entitled to any injunctive relief.

                                 ARTICLE XI

                               MISCELLANEOUS

      SECTION 11.1 Cost and Expenses. All costs and expenses incurred in connection with this Agreement will be paid by the party incurring such expenses unless otherwise expressly provided for herein. In the event of any termination of this Agreement pursuant to Section 10.1, subject to the provisions of Section 10.2, Rako and Spencer will each bear their own respective expenses.

      SECTION 11.2 Extension of Time: Waivers. At any time prior to the Closing date:

           (a)  Rako may (i) extend the time for the
           performance of any of the obligations or other acts of Spencer and/or Shareholders, (ii) waive any inaccuracies in the representations and warranties of Spencer and/or Shareholders contained herein or in any document delivered pursuant hereto by Spencer and Shareholders, and (iii) waive compliance with any of the agreements or conditions contained herein to be performed by Spencer and/or Shareholders. Any agreement on the part of Rako to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of Rako;

           (b) Spencer and Shareholders may (i) extend the time for the performance of any of the obligations or other acts of Rako, (ii) waive any inaccuracies in the representations and warranties of Rako contained herein or in any document delivered pursuant hereto by Rako and (iii) waive compliance with any of the agreements or conditions contained herein to be performed by Rako. Any agreement on the part of Spencer and Shareholders to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of Spencer and Shareholders.

      SECTION 11.3 Notices. Any notice to any party hereto pursuant to this Agreement shall be in writing and given by Certified or Registered Mail or by facsimile, addressed as follows:

                                                 Copy to:
               Rako Corporation           c/o Leonard E. Neilson
               3256 Agate Court               Attorney at Law
              Boise, Idaho 83705     1121 East 3900 South, Suite C-200

                                        Salt Lake City, Utah 84124

                                                 Copy to:
          Spencer Entertainment, Inc.         --------------
        9701 Wilshire Blvd., Suite 1200       --------------
        Beverly Hills, California 90212       ---------------

           Additional notices are to be given as to each party, at such other address as should be designated in writing complying as to delivery with the terms of this
      Section 11.3. All such notices shall be effective when sent, addressed as aforesaid.

      SECTION 11.4 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

      SECTION 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one document. The delivery by facsimile of an executed counterpart of this Agreement shall be deemed to be an original and shall have the full force and effect of an original executed copy.

      SECTION 11.6  Severability.  The parties hereto agree
      and affirm that none of the provisions herein is dependent upon the validity of any other provision, and if any part of this Agreement is deemed to be unenforceable, the remainder of the Agreement shall remain in full force and effect.

      SECTION 11.7  Headings.  The Article and Section
      headings are provided herein for convenience of reference only and do not constitute a part of this Agreement.

      SECTION 11.8 Governing Law. This Agreement shall be governed by the laws of the State of Idaho. Any action to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the State of Idaho and in on other place.

      SECTION 11.9 Survival of Representations and Warranties. All terms, conditions, representations and warranties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, shall survive the Closing and the delivery of the Rako Shares issued hereunder at the Closing, for a period of one year from the Closing regardless of any investigation made by or on behalf of any of the parties hereto.

      SECTION 11.10 Assignability. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the other parties.

      SECTION 11.11 Amendment. This Agreement may be amended with the approval of Shareholders and the boards of directors of Rako and Spencer at any time before or after approval thereof by stockholders of Rako, if required, and Spencer; but after such approval by the Rako shareholders, no amendment shall be made which substantially and adversely changes the terms hereof. This Agreement may not be amended except by an instrument, in writing, signed on behalf of each of the parties hereto.

           IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

               "Rako"
          RAKO CORPORATION
                                                  Attest:



      By: _______________________         ______________________
      Its:  President                       Secretary

                "Spencer"
           SPENCER ENTERTAINMENT, INC..
        Attest:



      By: _______________________         ______________________
      Its:  President                      Secretary